Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Third Quarter 2012 Financial Results

Menlo Park, Calif. – October 25, 2012 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the third quarter ended September 30, 2012.

During the third quarter of 2012, the Company recognized revenue from SMRT® Cell and reagent consumables, instrument service contracts and grants. Revenue for the third quarter of 2012 totaled $2.8 million compared to revenue of $7.3 million for the second quarter of 2012. Net loss for the quarter was $22.7 million compared to the $22.5 million net loss during the second quarter of 2012.

Gross profit for the third quarter of 2012 totaled $0.2 million, resulting in a gross margin of 7%, compared to a $0.3 million gross profit for the second quarter of 2012 and a gross margin of 4%. Gross profit for the third quarter of 2011 was $3.3 million representing a gross margin of 32%. The gross margin for the third quarter 2011 reflects the positive margin impact of instrument components expensed prior to the Company’s commercial launch during the second quarter of 2011.

Operating expenses totaled $22.8 million for both the second and third quarters of 2012. Operating expenses in the third quarter of 2012 include $2.3 million of non-cash stock-based compensation with $1.2 million and $1.1 million recorded in research and development, and selling, general and administrative expenses, respectively. Operating expenses in the third quarter of 2011 were $32.8 million.

Cash and investments at September 30, 2012 totaled $119.4 million compared to $137.1 million at June 30, 2012.

The Company’s system revenue backlog of 5 units as of September 30, 2012 represents an order for one PacBio RS instrument received during the second quarter of 2012 and four PacBio RS instruments orders received during the third quarter of 2012.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter 2012 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS High Resolution Genetic Analyzer to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to genetic information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s revenue. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income

(amounts in thousands, except per share amounts)

	Quarters Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Revenue:
Product revenue	$1,268	$5,827	$9,819
Service and other revenue	1,283	1,284	535
Grant revenue	225	180	165

Total revenue	2,776	7,291	10,519

Cost of revenue:
Cost of product revenue	960	5,382	6,546
Cost of service and other revenue	1,626	1,634	645

Total cost of revenue	2,586	7,016	7,191

Gross profit	190	275	3,328

Operating expense:
Research and development	12,626	11,272	20,001
Sales, general and administrative	10,143	11,558	12,764

Total operating expense	22,769	22,830	32,765

Operating loss	(22,579)	(22,555)	(29,437)
Other income (expense), net	(150)	68	156

Net loss	$(22,729)	$(22,487)	$(29,281)

Basic and diluted net loss per share	$(0.41)	$(0.40)	$(0.54)

Shares used in computing basic and diluted net loss per share	55,877	55,658	54,283

Comprehensive loss	$(22,738)	$(22,547)	$(29,466)

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income

(amounts in thousands, except per share amounts)

	Year to Date
	September 30,	September 30,
	2012	2011
Revenue:
Product revenue	$15,810	$19,966
Service and other revenue	3,620	728
Grant revenue	675	725

Total revenue	20,105	21,419

Cost of revenue:
Cost of product revenue	14,949	9,083
Cost of service and other revenue	4,843	839

Total cost of revenue	19,792	9,922

Gross profit	313	11,497

Operating expense:
Research and development	35,971	63,665
Sales, general and administrative	36,986	34,899

Total operating expense	72,957	98,564

Operating loss	(72,644)	(87,067)
Other income (expense), net	(152)	502

Net loss	$(72,796)	$(86,565)

Basic and diluted net loss per share	$(1.31)	$(1.62)

Shares used in computing basic and diluted net loss per share	55,582	53,466

Comprehensive loss	$(72,787)	$(86,548)

Pacific Biosciences of California, Inc.

Unaudited Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	September 30,	June 30,	December 31,
	2012	2012	2011
Assets
Cash and investments	$119,402	$137,108	$177,434
Accounts receivable	532	3,371	4,557
Inventory	10,202	10,271	15,517
Prepaid and other current assets	2,202	1,893	2,093

Total current assets	132,338	152,643	199,601
Property and equipment	15,514	16,937	18,398
Other assets	356	350	317

Total Assets	$148,208	$169,930	$218,316

Liabilities and Stockholders’ Equity
Accounts payable	$2,897	$4,061	$4,742
Deferred revenue	3,555	4,170	4,236
Accrued and other current liabilities	7,174	6,695	10,398

Total current liabilities	13,626	14,926	19,376
Facility financing and other non-current liabilities	6,045	6,800	7,477
Stockholders’ equity	128,537	148,204	191,463

Total Liabilities and Stockholders’ Equity	$148,208	$169,930	$218,316